                                                                      EXHIBIT 12

                        PANENERGY CORP AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Millions, except ratios)

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
                                          Six
                                         Months
                                         ended                                 Years Ended December 31
                                        June 30,        ---------------------------------------------------------------------------
                                          1996            1995             1994            1993            1992            1991
                                        ------          -------         ---------       ---------       ---------       -----------
Income Before Extraordinary
  Item and Cumulative Effect of
  Change in Accounting Principle        $181.6          $303.6          $225.2          $171.6          $202.0          $ 99.4
                                        ------          ------          ------          ------          ------          ------

Deduct:
  Undistributed Net Income
    of Less Than 50%-Owned
    Companies                              7.5             7.1            30.0             5.6             6.1             3.0
                                        ------          ------          ------          ------          ------          ------

Add:
  Income Tax                             110.4           197.8           161.4           118.9           135.7            70.0
                                        ------          ------          ------          ------          ------          ------

Add Fixed Charges:
  Interest Expense                       115.5           245.3           249.6           285.9           208.5           345.7
  Interest Portion of Rentals             6.3            11.3            10.0             9.3            10.1            10.3
  Dividends on Preferred Stock
    of Subsidiaries                        -               -               -               0.7             1.3             2.2
                                        ------          ------          ------          ------          ------          ------
        Total Fixed Charges              121.8           256.6           259.6           295.9           319.9           358.2
                                        ------          ------          ------          ------          ------          ------

Adjustment to Earnings:
  Tax Effect of Preferred Stock
    Dividends Included in Fixed
    Charges                                -               -               -              (0.3)           (0.5)           (0.9)
                                        ------          ------          ------          ------          ------          ------

Earnings Before Fixed Charges
  and Income Tax                        $406.3          $750.9          $616.2          $580.5          $651.0          $523.7
                                        ======          ======          ======          ======          ======          ======

Ratio of Earnings
  to Fixed Charges                        3.34            2.93            2.37            1.96            2.04            1.46
                                        ======          ======          ======          ======          ======          ======
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